Exhibit 10.02

FORM OF CITIGROUP 2015 EU IMMEDIATE AWARD AGREEMENT

Citigroup Inc.
EU Immediate Award Agreement
Summary

Citigroup Inc. (“Citigroup”) hereby grants to {NAME} (the “Participant”) the award described herein pursuant to the terms of the Discretionary Incentive and Retention Award Plan, as amended and restated effective as of January 1, 2015 (“DIRAP”). Half of the immediate component of your DIRAP award is paid currently in cash (the “Cash Payment”) and the remainder of your immediate award under DIRAP is delivered as stock units (the “Stock Unit Award”) subject to transfer restrictions. The Cash Payment and the Stock Unit Award together constitute your “Award.” The terms, conditions and restrictions of your Award are contained in this Award Agreement, including the attached Terms and Conditions (together, the “Agreement”).

For your Award to be effective, you must accept below acknowledging that you have received and read this Agreement.

Summary of Participant’s 2015 Award

Award Date for Cash Payment and Stock Unit Award	February 16, 2015
Number of Stock Units	[ ]
Length of Hold-Back Period in Section 2(b)	Six Months

Acceptance and Agreement by Participant. I hereby accept the Award described above, and agree to be bound by the terms, conditions, and restrictions of such Award as set forth in this Agreement (which includes the attached Terms and Conditions), the DIRAP and Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

CITIGROUP INC.    PARTICIPANT'S ACCEPTANCE:

By: ________________________    __________________________
[Name]    Name:
[Title]    GEID:

CITIGROUP INC.
2015 EU IMMEDIATE AWARD AGREEMENT
TERMS AND CONDITIONS

The Terms and Conditions below constitute part of this Agreement and relate to the Award described on the preceding Summary page. Except as otherwise provided herein, the “Company” means Citigroup and its subsidiaries that participate in DIRAP. The “Committee” means the Personnel and Compensation Committee of the Citigroup Board of Directors and any person with authority directly or indirectly delegated from the Committee.

1. Participant Acknowledgements. By accepting the Award, Participant acknowledges that:

(a)He or she has read and understands these Terms and Conditions. Participant acknowledges that the official language of these documents is English, and that unofficial translations of program documents to a language Participant understands have been made available to Participant upon request to aid his or her understanding of the official English-language versions.

(b)Participant understands that the Award and all other incentive awards are entirely discretionary. Participant acknowledges that, absent a prior written agreement to the contrary, he or she has no right to receive the Award, or any incentive award, that receipt of the Award or any other incentive award is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

(c)Any actual, anticipated, or estimated financial benefit to Participant from the Award (or any other incentive award) is not and will not be deemed to be a normal or an integral part of Participant’s regular or expected salary or compensation from employment for any purpose. Participant hereby agrees that neither the Award nor any amounts payable in respect of the Award will be considered when calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements.

(d)The value that may be realized from a Stock Unit Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors. The Stock Unit Award is intended to align Participant’s interests with those of stockholders. Any monetary value assigned to a Stock Unit Award in any communication is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant.

(e)The Award is an unsecured general obligation of any Employer that employed the Participant during the period applicable to an Award and, until paid in accordance with its terms, is subject to the claims of such Employer’s creditors. Any required tax withholding and reporting will be in accordance with Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

2. Award Terms.

(a)Stock Units. The value of each stock unit enumerated on page 1 of this Agreement (a “Stock Unit”) is equivalent to one share of Citigroup common stock. A Stock Unit is payable only in cash and confers no stockholder rights on Participant at any time.
(b)Hold-Back Period. The Stock Unit Award will not be payable to Participant for the period beginning on the Award Date shown on page 1 of this Agreement (the “Award Date”) and ending on the earlier of (i) six months from the Award Date (regardless of Participant’s employment status), or (ii) the date of Participant’s death (the “Hold-Back Period”).

(c)Award Payment. The Cash Payment will be made on a date determined by the Company in its sole discretion, which shall be no later than March 15 of the year following the performance year to which the Award relates. On the date the Hold-Back Period ends (the “Stock Unit Award Payment Date”), Participant will be entitled to a cash payment equal to the number of Stock Units multiplied by the average of the high and low prices of Citigroup common stock on the New York Stock Exchange on the Stock Unit Award Payment Date, and such payment shall be made as soon as is administratively practicable after the Stock Unit Award Payment Date. The amount payable as an Award will be subject to applicable withholding taxes and paid in the currency of Participant’s current work country by Participant’s current Citigroup employer. Notwithstanding the foregoing, if Participant’s Citigroup employer or work country changes during the Hold-Back Period or Participant is no longer a participant in the Citigroup Expatriate Program on the Stock Unit Award Payment Date, then at the discretion of the Company, Participant’s Stock Unit Award may be settled by a payment or a combination of payments from Participant’s current and/or former Citigroup employers or by Citigroup in one or more currencies.
(d)Dividend Equivalent Payments. Participant will receive payments equal to (i) the number of Participant’s Stock Units multiplied by (ii) the sum of all cash dividends (regular and special) declared on one share of Citigroup common stock for record dates occurring during the period commencing on the Stock Unit Award Date and ending on the Stock Unit Award Payment Date, and such payments, if any, will be made to Participant as soon as is administratively practicable after the date Citigroup pays dividends to its common stockholders.
(e)CRD4 Clawback. If the Committee determines (i) there is reasonable evidence of employee misbehavior or material error, or (ii) Citigroup or the Participant’s business unit has a material failure of risk management, the Committee may, in its sole discretion, require repayment or otherwise recover from Participant an amount corresponding to some or all of the Award at any time prior to the seventh anniversary of the Award Date (the “CRD4 Clawback”). In determining whether to exercise the CRD4 Clawback, the Committee will take into account the factors it considers relevant in its sole discretion, and where the circumstances described in the preceding clause (e)(ii) arise, it will consider Participant’s proximity to the failure of risk management and his or her level of responsibility.

(f)Additional Condition. Notwithstanding any to the contrary in this Section 2, if it is subsequently determined (whether following an investigation or otherwise) that vesting conditions were in fact not satisfied and that the Award should not have been paid or vested, Participant will be obligated, pursuant to Section 5 of this Agreement, to return or repay to the Company any improperly vested and delivered amounts, and any improperly vested amounts subject to the Hold-Back Period will be canceled.

3. Transferability. Prior to the date a Stock Unit Award is paid to Participant in accordance with Section 2(c) of this Agreement, Participant’s Stock Unit Award may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Stock Unit Award or interest or right therein will be subject to the debts, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof will be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer will be null and void, and will constitute a breach of this Agreement causing damage to the Company for which the remedy will be cancelation of theStock Unit Award. During Participant’s lifetime, all rights with respect to the Stock Unit Award will be exercisable only by Participant, and any and all payments in respect of the Stock Unit Award will be to Participant only. The Company will be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Stock Unit Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Stock Unit Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if

Participant could have reasonably acted to prevent such claims from being asserted against the Company.

4. Consent to Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Award and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet or secure internet site to which Participant has access.

5. Repayment Obligations and Right of Set Off.

    (a)     Repayment Obligations. If the Committee determines that all conditions to vesting and payment or distribution of the Award (or any portion thereof) were not satisfied in full, the Committee will cancel such vesting and immediately terminate Participant’s rights with respect to such Award (or improperly vested portion thereof). If the Award (or improperly vested portion thereof) has already been paid, Participant agrees, upon demand, to pay the Company the amount of any cash paid in settlement of such Award (or improperly vested portion thereof), without reduction for any amounts withheld to satisfy withholding tax or other obligations due at the time such payment was that is subsequently determined to have been improper made.
(b)    Right of Set-Off. Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), retain for itself funds otherwise payable to Participant pursuant to the Award or any award under any award program administered by Citigroup to offset (i) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; or (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any award agreement such as those imposed by the CRD4 Clawback or other clawback provision, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that Participant owes the Company or its affiliates. The Company may not retain such funds and set-off such obligations or liabilities, as described above, until such time as they would otherwise be payable to Participant in accordance with the Award terms. Only after-tax amounts will be applied to set-off Participant’s obligations and liabilities and Participant will remain liable to pay any amounts that are not thereby satisfied in full.

6. Taxes and Tax Residency Status. By accepting the Award, Participant agrees to pay all applicable taxes (or hypothetical tax, if Participant is subject to tax equalization or tax protection pursuant to a Citigroup Expatriate policy) and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of the Stock Unit Award until the Stock Unit Award Payment Date. Participant also agrees to provide, upon request, complete and accurate information about his or her tax residency status to Citigroup during such period, and confirmation of his or her status as a (i) U.S. citizen, (ii) holder of a U.S. green card, or (iii) citizen or legal resident of a country other than the U.S. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information. An Award will be subject to cancelation if Participant fails to make any such required tax payment.

7. Entire Agreement; No Right to Employment. This Agreement and the DIRAP constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between

Participant and the Company. Nothing contained herein or in any incentive plan or program documents will confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

8. Compliance with Regulatory Requirements. The Award may be subject to the applicable law (including tax laws) and regulatory guidance in multiple jurisdictions, and will be administered and interpreted consistently with such law and regulatory guidance, including but not limited to Section 409A and Section 457A of the Code.

9. Arbitration; Conflict; Governing Law; Severability.

(a)    Arbitration. Any disputes related to the Award will be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Award will be submitted to arbitration in accordance with the rules of the American Arbitration Association. To the maximum extent permitted by law, and except where expressly prohibited by law, arbitration on an individual basis will be the exclusive remedy for any claims that might otherwise be brought on a class, representative or collective basis. Accordingly, Participant may not participate as a class or collective action representative, or as a member or any class, representative or collective action, and will not be entitled to a recovery in a class, representative or collective action in any forum. Any disputes concerning the validity of this class, representative or collective action waiver will be decided by a court of competent jurisdiction, not by an arbitrator.

(b)    Conflict. In the event of a conflict between this Agreement and the DIRAP, the DIRAP will control.

(c)    Governing Law. This Agreement will be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

(d)    Severability. The terms of this Agreement will be deemed severable so that if any of its provisions will be held void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement will continue in full force and effect, and will be construed and enforced in accordance with the purposes of the DIRAP plan document as if the illegal or invalid provision did not exist.

10. Modifications. The Committee retains the right to modify Participant’s Award if required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law) without Participant’s prior consent. Citigroup will furnish or make available to Participant a written notice of any modification through a prospectus supplement or otherwise, which notice will specify the effective date of such modification. Any other adverse modification not elsewhere described in this Agreement will not be effective without Participant’s written consent.

11. Disclosure Regarding Use of Personal Information and Participant’s Consent.

(a)    Definition and Use of “Personal Information.” In connection with the grant of the Award, and any other award under other incentive award programs, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment.

The “personal information” that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company’s internal administration of its incentive award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s country of employment to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the DIRAP; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

(b)     Participant’s Consent. BY ACCEPTING THE AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY, DEFERRED CASH OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER THE TERMS OF SUCH PLAN OR PROGRAM, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

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